Exhibit 99.1
Tuesday, January 15, 2008

WGNB Corp. Announces Earnings For 2007

CARROLLTON, Ga.—(BUSINESS WIRE)—January 15, 2008—WGNB Corp. (NASDAQ:WGNB), the holding company for First National Bank of Georgia, announced its 2007 fourth quarter earnings of $778 thousand, or $0.13 cents per diluted share, compared to its 2006 fourth quarter earnings of $2.4 million, or $0.48 cents per diluted share, a decrease of $1.6 million, or 67.6%.  During the fourth quarter of 2007, operating earnings equaled net earnings.

As discussed in our release dated January 2, 2008, the decrease in earnings in the fourth quarter was attributable to a reduction in the credit quality metrics in the Bank’s residential real estate construction and development portfolio. During the fourth quarter of 2007, the Bank recorded a loan loss provision in the amount of $2.3 million and recognized net charged-off loans in the amount of $1.4 million.  The resulting allowance for loan and lease losses was $8.6 million, or 1.3% of total loans.  Also, during the fourth quarter of 2007, management charged-off interest on impaired loans in the amount of $311 thousand and charged down other real estate owned by $423 thousand to reflect updated appraisals on affected properties.

December 31, 2007 year end net income was $7.3 million, or $1.32 per diluted share, compared to the 2006 year end net income of $8.3 million, or $1.66 per diluted share.  The decrease in year end net income from 2006 to 2007 was $1.0 million, or 11.8%.  The reduction is primarily attributable to a 2007 loan loss provision in the amount of $3.8 million compared to $1.47 million in 2006.  In addition, the Company incurred $343 thousand of non-recurring merger costs net of applicable taxes in 2007.  Measuring net operating earnings exclusive of merger costs, the Company earned $1.38 per diluted share.

The company paid a dividend of $0.21 cents per share on January 4, 2008. The board and management intend to maintain this quarterly dividend throughout 2008.

The following is a summary table of selected financial and earnings metrics for the Company over the past 5, 10 and 15 years, which includes all data through December 31, 2007.

	Average Growth Rate in Net Earnings	Average Growth Rate in Net Earnings per Share*	Average Return on Assets	Average Return on Equity	Average Annual Share Price Appreciation	Average Annual Dividend Increase
5 years	6.34%	5.73%	1.37%	14.06%	4.68%	15.56%
10 years	9.00%	7.57%	1.45%	15.39%	10.47%	15.53%
15 years	14.71%	14.16%	1.46%	15.49%	12.68%	15.51%

* includes the impact of splits and shares issued in the merger in 2007 and the offering in 2002

WGNB Corp. has been a high-performing company for the past fifteen years. The Company has specialized in commercial and residential construction, having developed policies and procedures designed to mitigate the risk of this type of lending.  Management believes that these practices will maximize the Company’s potential for weathering the current credit environment. While it did not participate in sub-prime mortgage lending, the residential real estate market in which the Company participates has nonetheless been affected by the excess inventory of residential lots and homes that the sub-prime mortgage market helped to produce.

Asset Quality

Non-performing assets, which include non-accrual loans, other real estate owned and loans 90 days past due, totaled $42.0 million, or 6.3% of total loans, as of December 31, 2007.  This compares to non-performing assets of $23.5 million, or 3.5% of total loans, as of September 30, 2007. This increase in non-performing assets is extremely unusual in the Company’s history and is due to the deterioration in the residential real estate market. “We feel that early identification of problem assets is essential to ultimate collection,” said H. B. “Rocky” Lipham, III, Chief Executive Officer. “Additionally, we are gratified that, despite the historically large loan loss provision and related charges, the Company still recorded net income for the quarter.  The current state of the residential real estate market is of great concern to management; however, we are confident that we can work through this difficult credit cycle.  We are focusing the attention of executive management and credit management resources on managing the seven loan relationships that make up the majority of the dollar amount of non-performing assets. Our goal is to rapidly reduce the level of non-performing assets. We intend to report our progress at least quarterly as we work through this credit downturn.”

Management has spent more than three months evaluating credit, analyzing valuations and aggressively collecting on problem real estate loans.  Since announcing credit deterioration, $6.0 million, or 56.1% of other real estate owned, is under contract to be sold and, to date, no additional loans have deteriorated to non-performing status.  If these contracts close as expected, there will be a 14.3% reduction in non-performing assets since December 31, 2007. “While we recognize that there is more progress to be made, we are hopeful that further reduction in the Bank’s non-performing assets can be made during the first quarter,” stated Lipham.

The Bank has approximately $253 million in its residential construction and development portfolio, which represents 38% of total loans. Management has concentrated its efforts on evaluating material credit relationships to determine the proper grade of the loan and communicating with borrowers to maximize the collectability of those loans.  While no immediate additional downgrades of loans are expected, that decision is ultimately dependent on the status of the residential real estate market in the metro-Atlanta area.

The Merger

The merger between WGNB Corp. and First Haralson Corporation, which became effective July 1, 2007, has performed as projected.  The credit quality problems that the Company is currently experiencing are not attributable to the loan portfolio of First Haralson.   First Haralson’s loan portfolio was comprised primarily of consumer based lending while WGNB Corp.’s loan portfolio was comprised primarily of commercial based lending.  The combination, therefore, produced a financial institution that is more diversified in its risk profile and makes WGNB Corp. the dominant community bank on the I-20 corridor west of Atlanta, with the largest deposit market share and greatest number of locations.

Due to the outstanding efforts of the combined employee groups, the conversion of operating systems went smoothly. We are proud of our employees for embracing the combination, maintaining our level of service and continuing to grow the Company.

Balance Sheet Growth

Total loans grew by $187 million, or 39.5% in 2007.  Of that growth, $138 million, or 29.3% was attributable to the merger and $49 million, or 10.2% was attributable to organic growth.  Total deposits grew by $244 million, or 52.6%.  The deposit growth was comprised of $181 million, or 39.1%, from the merger and $63 million, or 13.5%, in organic growth.  During 2007, total assets grew by $313 million, or 54.3%.  Again, distinguishing between merger and organic growth, we grew $211 million, or 36.7%, as a result of the merger and $102 million, or 17.6%, organically.

Thank You

“Thank you to the staff, officers and directors of First National Bank of Georgia for making this another successful year,” said Lipham. “We accomplished so much in 2007- completed a successful merger, managed declining credit quality and opened two new locations in Coweta County. Our staff has continually proven that it can meet great challenges. We are dedicated to bringing earnings back on track in 2008.”

In addition to announcing the financial performance of the Company, we would like to announce that the Board has elected to hold the Company’s annual meeting on May 13, 2008, at 3:00 pm, local time, at the Carrollton Cultural Arts Center located at 251 Alabama Street, Carrollton, Georgia 30117.

About WGNB Corp.

WGNB Corp. stock is traded on the NASDAQ Capital market under the symbol, “WGNB”.  First National Bank of Georgia has 17 locations in Carroll, Haralson, Douglas and Coweta counties and total assets of $888,000,000.  The Bank is the largest and most enduring locally-owned community bank headquartered in west Georgia.

For more information about the Company, visit the investor relations page on our website, www.wgnb.com.

Interested parties may contact Steven J. Haack, Chief Financial Officer, via e-mail at shaack@wgnb.comor at the mailing address of WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112 to request information.

Safe Harbor
Except for financial information contained in this press release, the matters discussed may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995.  The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information.  These risks and uncertainties include but are not limited to, general economic conditions, competition and other factors included in filings with the Securities and Exchange Commission.

When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” ”likely,” and “anticipates” or similar expressions as they relate to WGNB Corp. (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company, from time to time, becomes aware of rumors concerning the Company or its business.  As a matter of policy, the Company does not comment on rumors.  Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company.  The Company complies with Federal and State law applicable to disclosure of information concerning the Company.  Investors may be at significant risk in relying on unsubstantiated information from other sources.

WGNB Corp.
Financial Highlights
(In Thousands, Except Per Share Data)

For the Year to Date	December 31, 2007 (unaudited)	December 31, 2006 (audited)
Total interest income	$55,990	$42,093
Total interest expense	27,181	18,727
Net interest income	28,809	23,366
Provision for loan loss	3,800	1,465
Net interest income after provision	25,009	21,901
Total other income	8,449	6,404
Total other expense	22,809	16,510
Operating earnings before income taxes	10,649	11,795
Income taxes	2,963	3,468
Operating earnings	7,686	8,327
Non operating expense, net of tax	343	-
Net earnings	$7,343	$8,327
Per Share Data:
Common Shares outstanding	6,057,594	5,000,613
Weighted average shares outstanding	5,534,851	4,998,103
Weighted average diluted shares outstanding	5,560,038	5,024,668
Basic net earnings per share	1.33	1.67
Diluted net earnings per share	1.32	1.66
Basic operating earnings per share	1.39	1.67
Diluted operating earnings per share	1.38	1.66
Cash dividends declared	.82	.72
Book Value	13.94	10.50
Tangible Book Value	9.08	10.50

At Period End:
Total loans	660,738	473,501
Earning assets	816,153	550,466
Intangible assets	29,433	-
Assets	887,973	575,329
Deposits	706,377	462,813
Junior subordinated debt	10,825	-
Stockholders’ equity	84,449	52,496
Tangible stockholders’ equity	55,016	52,496
Key Performance Ratios Year to Date:
Return on average assets	0.99%	1.51%
Operating return on average assets	1.04%	1.51%
Return on average equity	10.58%	16.54%
Operating return on average equity	11.07%	16.54%
Return on average tangible equity	13.40%	16.54%
Operating return on average tangible equity	14.02%	16.54%
Net interest margin, tax equivalent	4.40%	4.60%
Dividend payout ratio	61.65%	43.11%
Total efficiency ratio	62.73%	55.49%
Operating efficiency ratio	61.22%	55.49%
Asset Quality Ratios:
Non-performing assets/loans & OREO	6.31%	0.91%
Loan loss reserve/total loans	1.30%	1.21%
Loan loss reserve/non-performing assets	21.08%	133.33%
Loan loss reserve/total capital	10.18%	10.94%
NCOs/average loans	0.43%	0.24%
Capital Ratios:
Tangible equity/tangible assets	6.40%	9.12%
Tier 1 leverage ratio	7.48%	9.21%
Total risk based capital ratio	10.82%	11.70%

Contact:	WGNB Corp., Carrollton
Steven J. Haack, 770/832-3557
shaack@wgnb.com
or
Media Contact
Charity Aaron, 770/214-7208
caaron@fnbga.com